For Immediate Release

Contact: Andrew M. O'Shea Chief Financial Officer (860) 298-0444	Or: Adam Friedman Adam Friedman Associates (212) 981-2529 ext. 22

Moscow CableCom Corp Announces First Quarter Results

New York, NY - July 20, 2004 - Moscow CableCom Corp. (NASDAQ:  MOCC) today announced the results of its operations for the three months ended May 31, 2004.  For the first quarter of fiscal 2005, the Company incurred a net loss applicable to common shares of $800,000, or $0.09 per share, basic and diluted, compared to loss applicable to common shares of $484,000 or $0.23 per share basic and diluted for the first quarter of the prior fiscal year.  The current year results reflect the consolidation of the results of ComCor-TV ("CCTV") which was acquired in February 2004 and weighted average shares outstanding of 8,448,441, while the prior year's results included just the Company's then 12.5% indirect equity interest in CCTV and 2,099,908 weighted average shares outstanding.  CCTV's results are consolidated using a two month lag period.  Accordingly, CCTV's results of operations for the three months ended March 31, 2004 have been included in the Company's consolidated results, but $525,000 of its losses from January 1, 2004 to the acquisition date (February 24, 2004) have been added back as an adjustment in the Company's current quarter results to the extent the Company did not have prior equity ownership in CCTV by the Company. Revenues during the current year quarter totaled $1,378,000.    Such revenues from CCTV were 94.0% higher than the revenues which it had reported in the prior year, which in turn, includes an increase of 109% in subscription fees for its television and Internet access services, from $522,000 in the prior year to $1,091,000 in the current year's fiscal quarter.

At the end of the first quarter, CCTV had an access network of 167,348 homes in Moscow for its broadband-based cable offerings, as compared to 154,786 homes at year end and 124,987 homes a year ago.

Oliver R. Grace, Chairman and CEO, stated, "We are pleased to report that our first consolidation of CCTV's results illustrates the strong growth which CCTV experienced during the quarter, particularly for its higher priced cable television and Internet access services.  The growth in service revenues, which were 29.1% higher than the sales of the immediately prior quarter, demonstrates the effects of the continued expansion of the access network and of further market penetration in homes previously passed.  We continue to believe that Moscow presents an ideal opportunity for our cable television and Internet offerings.  Our commitment to further growth of the access network, including our second quarter network construction, will demonstrate this belief."

About Moscow CableCom

Moscow CableCom is a US-based company quoted on the NASDAQ NM under the ticker "MOCC".  The Company owns 100% of ComCor-TV ("CCTV"), a Russian company that has licenses to provide telecommunications services to 1.5 million homes and businesses in Moscow.  CCTV is using access to the Moscow Fiber Optic Network ("MFON") of Moscow Telecommunications Corporation, a 48% shareholder of the Company ("ComCor"), to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements relate to CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, its ability to achieve positive cash flow and Moscow CableCom's ability to raise funds for the expansion of CCTV's network and are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends.  These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements.  Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended February 29, 2004 and other public filings made by the Company with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Moscow CableCom Corp. disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

MOSCOW CABLECOM CORP.
Consolidated Condensed Balance Sheets
(In thousands, except per share data)

	May 31, 2004	February 29, 2004
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 2,980	$ 3,240
Marketable securities	1,779	2,897
Accounts and other receivables, less allowance for doubtful accounts of $38 and $40, respectively	147	124
Inventories	775	793
Taxes receivable	1,402	1,396
Prepaid expenses and other current assets	391	154

Total current assets	7,474	8,604
Property, plant and equipment, net	13,557	13,552
Construction in progress and advances	5,784	5,209
Prepaid pension expense	4,797	4,754
Intangible assets and goodwill	-	10,071
Intangible assets, net	5,911	-
Goodwill	4,493	-
Investment in Institute for Automated Systems	7,762	7,894
Other assets	711	448

Total assets	$ 50,489	$ 50,532

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 598	$ 598
Payable to affiliate	2,221	1,824
Accounts payable	1,288	880
Accrued liabilities	1,426	1,565
Deferred income taxes	614	614

Total current liabilities	6,147	5,481
Long-term debt, less current maturities	2,900	2,941
Other long-term obligations	890	625
Deferred income taxes	3,945	4,063

Total liabilities	13,882	13,110

Commitments and contingencies
Stockholders' equity:
Cumulative convertible preferred stock, no par value; authorized 800,000 shares; 150,229 shares and 188,006 shares issued and outstanding, respectively; liquidation preference $18.75 per share	2,794	3,497
Common stock, $.01 par value; authorized 15,000,000 shares; issued and outstanding 8,538,970 shares and 8,430,335 shares respectively	85	84
Additional paid-in capital	34,037	33,350
Retained earnings (accumulated deficit)	(309)	491

Total stockholders' equity	36,607	37,422

Total liabilities and stockholders' equity	$ 50,489	$ 50,532

MOSCOW CABLECOM CORP.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	May 31, 2004	May 31, 2003

Sales and revenues
Subscription fees	$ 1,091	-
Connection fees and equipment sales	109	-
Other	178	-

Total revenue	1,378	89

Cost of sales
Services from related party	297	-
Salaries and benefits	301	-
Depreciation and amortization	303	-
Other	249	-

Total cost of sales	1,150	-

Gross margin	228	-

Operating expenses
Salaries and benefits	761	119
Depreciation	119	58
General and administrative	814	708

Total operating expenses	1,694	885

Loss from operations	(1,466)	(885)

Equity in losses of Institute for Automated Systems	(132)	-
Equity in losses of Moscow Broadband Communication Ltd.	-	(174)
Investment income and other income	332	610
Interest expense	(60)	(57)
Foreign currency translation (loss)	(7)	-

Loss before income taxes	(1,333)	(506)
Income tax benefit	67	93
Losses of subsidiaries prior to consolidation	525	-

Net loss	(741)	(413)
Preferred dividends	(59)	(71)

Net loss applicable to common shares	$ (800)	$ (484)

Earnings per common share:
Basic and diluted	$ (0.09)	$ (0.23)